Exhibit (d)(5)

MADISON DEARBORN CAPITAL PARTNERS VIII-A, L.P.

MADISON DEARBORN CAPITAL PARTNERS VIII-C, L.P.

MADISON DEARBORN CAPITAL PARTNERS VIII EXECUTIVE-A, L.P.

70 WEST MADISON STREET, SUITE 4600

CHICAGO, IL 60602

July 12, 2020

Daylight Beta Parent Corp.

Re:    Equity Financing Commitment

Ladies and Gentlemen:

This letter agreement sets forth the commitment of Madison Dearborn Capital Partners VIII-A, L.P, Madison Dearborn Capital Partners VIII-C, L.P., Madison Dearborn Capital Partners VIII Executive-A, L.P., each a Delaware limited partnership (each of the foregoing, an “Investor” and collectively, the “Investors”), subject to the terms and conditions hereof, to, directly or indirectly, purchase equity securities of Daylight Beta Parent Corp., a Delaware corporation (“Parent”). Reference is hereby made to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, by and among Parent, Daylight Beta Corp., a Delaware corporation and Benefytt Technologies, Inc., a Delaware corporation (the “Company”). Capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed to them in the Merger Agreement.

1.

Upon the terms and subject to the conditions set forth herein, the Investors hereby collectively commit to purchase (or cause an assignee permitted under this letter agreement to purchase), directly or indirectly, at or immediately prior to the Closing, equity securities of Parent for an aggregate purchase price equal to $505,000,000 (the “Commitment”), which amount, when taken together with the proceeds of the Debt Financing, shall be available for use by Parent solely for the purpose of allowing Parent, on the terms and subject to the conditions of the Merger Agreement, to pay the amounts payable by Parent at the Offer Acceptance Time pursuant to Section 1.1(g)(ii) and at Closing pursuant to Article IV of the Merger Agreement and to pay related fees and expenses incurred by Parent in connection with the Offer and the Merger (collectively, the “Closing Payments”). Parent agrees to sell, or otherwise issue, such equity securities of Parent (or cause equity securities of a parent company of Parent to be sold or otherwise issued) upon an Investor’s payment of its portion of the Commitment. The Investors’ obligation to fund in connection with the Offer and the Merger shall in no event exceed the Commitment in the aggregate, and the obligation of the Investors to fund the Commitment may be reduced (a) by each Investor in its sole discretion on a dollar-for-dollar basis for purchases in cash actually made and funded to Parent on or prior to the Closing by co-investors (including Affiliates of any of the Investors) for equity securities of Parent and provided that the cash amount so purchased remains funded and available for use by Parent to make the Closing Payments and (b) as mutually agreed to by all Investors solely to the extent that Parent does not require the full Commitment to fund the Closing Payments upon the substantially simultaneous consummation of the Offer and the Merger (the “Transactions”).

2.

Each Investor’s obligations under this letter agreement, including the obligation of each Investor to fund the Commitment, are, in each case, subject to (a) the execution and delivery of the Merger Agreement by Parent, Merger Sub and the Company and there having been no amendment or modification to the Merger Agreement other than in accordance with Section 9.2 of the Merger

July 12,2020

Agreement, (b) the satisfaction or waiver by Parent of each of the conditions to Parent’s obligations to consummate the Transactions contained in the Merger Agreement other than any conditions that by their nature are to be satisfied at the Offer Acceptance Time or the Closing, as applicable, but subject to the prior or substantially concurrent satisfaction (or waiver by Parent) of such conditions, (c) the consummation of the Transactions in accordance with the terms of the Merger Agreement (including to the extent that the Company obtains, in accordance with the terms and subject to the satisfaction of the conditions set forth in Section 9.13 of the Merger Agreement, an order requiring Parent to specifically perform its obligations pursuant to the terms of the Merger Agreement to cause the Commitment to be funded in connection with the consummation of the Transactions) and the contemporaneous issuance of equity securities of Parent to the Investors, directly or indirectly, and (d) the consummation and funding of the Debt Financing on the terms set forth in the Debt Commitment Letter (or, if Alternative Financing is being used in accordance with Section 6.15(e) of the Merger Agreement such Alternative Financing on the terms set forth in the Debt Commitment Letter with respect thereto) prior to or contemporaneously with such funding by the Investors. For the avoidance of doubt, the obligations of Parent under the Merger Agreement shall be determined in accordance with the terms thereof, and nothing in this letter agreement shall amend, modify, or waive any of the terms of the Merger Agreement or any defenses that Parent may have to any assertion of liability or obligation against it under the Merger Agreement, other than Parent’s obligation to issue and sell (or cause Parent to issue and sell) equity securities in satisfaction of the Commitment in accordance with the terms hereof. Notwithstanding anything to the contrary in this letter agreement, each of the Investors agrees and acknowledges that if, in accordance with Section 9.13 of the Merger Agreement, the Company is entitled to specific performance of Parent’s and Merger Sub’s obligations to consummate the Closing under the Merger Agreement, such Investor will not oppose the granting of specific performance on the basis that Parent or the Company has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

3.

The obligation of the Investors to fund the Commitment shall, in each case, automatically and immediately terminate upon the earliest to occur of (a) the Closing, provided that the Investors shall prior thereto have fully funded and paid the Commitment (as such amount may be reduced as expressly provided herein) to Parent, directly or indirectly, (b) the valid termination of the Merger Agreement in accordance with its terms, provided Sections 5 through 7 and Sections 14 and 15 hereof shall survive such termination, (c) the Company or any of its Affiliates or Representatives filing or otherwise commencing any Proceeding against, any Investor, any Investor Affiliate, Parent or Merger Sub relating to this letter agreement, the Limited Guarantee, the Offer, the Merger Agreement, the Debt Commitment Letter or any transaction contemplated hereby or thereby other than Retained Claims (as defined in, and to the extent permitted under, Section 4(c) of the Limited Guarantee), in each case, subject to all of the terms, conditions and limitations herein and therein or (d) the occurrence of any event which, by the terms of the Limited Guarantee, is an event which terminates or satisfies any Guarantor’s obligations or liabilities under the Limited Guarantee. For purposes of this letter agreement, the term “Investor Affiliate” means (i) any former, current or future direct or indirect general or limited partner, stockholder, holder of any equity, partnership or limited liability company interest, officer, member, manager, director, employee, agent, attorney, controlling Person, assignee or Affiliate of any Investor or Parent, or (ii) any former, current or future direct or indirect general or limited partner, stockholder, holder of any equity, partnership or limited liability company interest, officer, member, manager, director, employee, agent, attorney, controlling Person, assignee or Affiliate of any of the foregoing (other than the Investors or any Affiliate of the Investors that has executed this letter agreement in favor of the Company).

4.	The Commitment set forth herein shall not be assignable by Parent without each Investor’s prior written consent (and, if assigned to any Person other than an Affiliate of Investor, prompt notice of

July 12,2020

any such assignment shall be provided to the Company by the Investors), and the granting of such consent in a given instance shall be solely in the discretion of the Investors and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment. All or any portion of the Commitment set forth herein may be assigned by any Investor to any other Investor, any additional equity co-investor and/or their respective Affiliates and affiliated funds; provided, however, that no such assignment shall relieve any Investor of its obligations under this letter agreement (including reducing the Commitment) except to the extent actually funded by the assignee to Parent for consummation of the Transactions. Any transfer in violation of either of the two preceding sentences shall be null and void. This letter agreement, together with the Limited Guarantee and the Merger Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior arrangements and understandings with respect thereto.

5.

Other than as required by Law or the rules of any national securities exchange or as required or requested by the SEC in connection with any SEC filings relating to the transactions contemplated by the Merger Agreement, each of the parties agrees that it will not, nor will it permit its advisors or Affiliates to, disclose to any Person the contents of this letter agreement, other than to the Company and its Representatives who are instructed to maintain the confidentiality of this letter agreement in accordance herewith. Without limiting the foregoing, Parent, the Investors and the Company shall have the right to make such disclosure (a) in connection with the enforcement of this letter agreement, the Merger Agreement or the Limited Guarantee or any litigation in connection herewith or therewith and (b) to the extent required by applicable Law or in connection with any filings with any Governmental Entity having jurisdiction over such party or its Affiliates; provided that any reference to this letter agreement in any such SEC filings shall be in form and substance agreed by the parties hereto.

6.

Notwithstanding anything that may be expressed or implied in this letter agreement or any document or instrument delivered in connection herewith, each party hereto, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no Person other than the Investors and Parent (with respect to the issuance of equity securities or the causing of the issuance of equity securities as provided herein) has obligations hereunder and that, notwithstanding that each of the Investors is a partnership, no Person has any remedy, recourse or right of recovery against, or contribution from any Investor Affiliate, through any Investor, Parent, or otherwise, whether by or through attempted piercing of the corporate veil or similar action, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, by or through a claim by or on behalf of any Investor or Parent against any Investor or any Investor Affiliate, or otherwise, except for any such Person’s rights against the Investors under this letter agreement; provided, that this sentence shall not in any respect limit the Company’s right to assert any Retained Claim in accordance with the Limited Guarantee.

7.

This letter agreement is solely for the benefit of Parent and the Investors and is not intended to, nor does it, confer any benefits on, or create any rights or remedies in favor of, any Person other than Parent; provided, however, that (a) each Investor Affiliate is an intended third party beneficiary of the covenants and agreements of Sections 6 and 7 hereof, (b) each Indemnified Person (as defined below) is an intended third party beneficiary of the covenants and agreements of Section 11 hereof, and (c) the Company is an express intended third party beneficiary of this letter agreement and shall be entitled to enforce the terms of this letter agreement and to cause Parent to enforce this letter agreement solely in accordance with Section 9.13(b) of the Merger Agreement. In no event shall any of Parent’s creditors have any right to enforce this letter agreement or to cause Parent to enforce this letter agreement. Notwithstanding anything in this letter agreement to the contrary, the Company shall have the right to cause Parent to enforce this letter agreement, provided, that the

July 12,2020

Company shall only be able to enforce their right to cause Parent to enforce this letter agreement if each of the conditions to obtaining specific performance in Section 9.13 of the Merger Agreement have been satisfied. Except as expressly set forth in the immediately preceding sentence or as otherwise expressly set forth herein, no obligation contained in or arising from this letter agreement will be enforceable by way of specific performance.

8.

Concurrently with the execution and delivery of this letter agreement, the Investors are executing and delivering to the Company a Limited Guarantee related to Parent’s obligation to pay the Parent Termination Fee under the Merger Agreement (the “Limited Guarantee”). None of the Investors or any of their respective Affiliates shall have any liability to the Company or its Affiliates other than as described in Sections (4)(c) and 4(d) of the Limited Guarantee.

9.

Each Investor hereby represents and warrants to Parent with respect to itself that (a) it is a limited partnership, validly existing and in good standing under the laws of its jurisdiction of formation and it has all limited partnership power and authority to execute, deliver and perform this letter agreement; (b) the execution, delivery and performance of this letter agreement by such Investor has been duly and validly authorized and approved by all necessary limited partnership action, and no other proceedings or actions on the part of such Investor are necessary therefor; (c) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this letter agreement by such Investor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity or regulatory body is required in connection with the execution, delivery or performance of this letter agreement; (d) this letter agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against such Investor in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect affecting creditors’ rights generally, or by principles governing the availability of equitable remedies; (e) the execution, delivery and performance by such Investor of this letter agreement does not and will not (i) contravene, conflict with or result in any violation of any provision of the organizational documents of the Investor, (ii) contravene, conflict with or result in any violation of any applicable Law, rule, regulation, decree, order or judgment binding on such Investor or its assets or (iii) contravene, conflict with or result in any violation of or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any contract or agreement to which such Investor is a party; and (f) such Investor has, and, until the termination of this letter agreement in accordance with the terms hereof, will have, the financial capacity to pay and perform its obligations under this letter agreement, and all funds necessary for such Investor to fulfill its Commitment under this letter agreement shall be available to such Investor for so long as this letter agreement shall remain in effect in accordance with Section 3 hereof.

10.

Each party acknowledges and agrees that (a) this letter agreement is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this letter agreement nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise, (b) the obligations of each of the Investors under this letter agreement are solely contractual in nature and (c) the determinations of each Investor were independent of each other. Notwithstanding anything to the contrary contained in this letter agreement, the liability of each Investor hereunder shall be several, not joint and several, based upon its respective Pro Rata Percentage, and no Investor shall be liable in the aggregate for any amounts hereunder in excess of its Pro Rata Percentage of the Commitment or such lesser amount as may be required to be paid by the Investors. The “Pro Rata Percentage” of each Investor is as set forth below:

July 12,2020

Madison Dearborn Capital Partners VIII-A, L.P.	66.2399%
Madison Dearborn Capital Partners VIII-C, L.P.	27.8059%
Madison Dearborn Capital Partners VIII Executive-A, L.P.	5.9542%

11.

Parent agrees that, from and after the date hereof, it will, or will cause one or more of its Subsidiaries to, pay, indemnify and hold harmless each of the Investors and each of the Investor Affiliates (collectively, the “Indemnified Persons”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), losses, claims, damages, liabilities, fees, costs or expenses of any kind or nature whatsoever (“Losses”) which may be suffered, incurred by or asserted against or involve the Indemnified Persons as a result of or arising out of or in any way related to the transactions described in this letter agreement, the Limited Guarantee (including with respect to the Guaranteed Obligations) or the Debt Commitment Letter; provided, however, that the foregoing will not apply to any Losses of an Indemnified Person to the extent found by a final and non-appealable order of a court referenced in Section 14 hereof, to have resulted solely from the gross negligence or willful misconduct of such Indemnified Person. Parent further agrees to pay or reimburse to any Indemnified Person upon demand any legal or other expenses incurred by the Indemnified Person in connection with investigating, defending, or preparing to defend any such action, suit, claim or proceeding (including any inquiry or investigation). The provisions of this Section 11 are independent of all other obligations of Parent hereunder and shall survive termination or expiration of the Commitment embodied in this letter agreement. Parent agrees that no Indemnified Person shall be required to (but, at its sole election, may) seek indemnification from any other Person or Persons with respect to any matter for which such Indemnified Person is entitled to indemnification hereunder and agrees, for the benefit of each Investor and each Investor Affiliate to waive any right to contribution from any such Investor or Investor Affiliate; provided, that the foregoing shall not be deemed to limit or waive any contractual rights that Parent may have against any Investor or Investor Affiliate. PARENT HEREBY ACKNOWLEDGES THAT THE FOREGOING INDEMNITY SHALL BE APPLICABLE TO ALL LOSSES THAT HAVE RESULTED FROM OR ARE ALLEGED TO HAVE RESULTED FROM THE ACTIVE OR PASSIVE OR THE SOLE, JOINT OR CONCURRENT ORDINARY NEGLIGENCE OF THE INVESTORS OR ANY OTHER INDEMNIFIED PERSON. NOTWITHSTANDING THE FOREGOING, NO PAYMENT SHALL BE MADE UNDER THIS SECTION 11, UNTIL THE COMMITMENT HAS BEEN FUNDED AND ALL OF PARENT’S PAYMENT OBLIGATIONS UNDER THE MERGER AGREEMENT AT THE CLOSING HAVE BEEN DISCHARGED IN FULL.

12.

This letter agreement may not be amended or otherwise modified, in whole or in part, and no provision of this letter agreement may be waived, without the prior written consent of Parent, each of the Investors and the Company.

13.

Notices, requests, instructions, waivers or other documents to be given under this letter agreement shall be in writing and shall be deemed given, (a) when delivered, if delivered personally to the intended recipient, (b) when sent by email (without any “bounceback” or other notice of nondelivery) and (c) one (1) Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a party at the following address for such party:

July 12,2020

(a) If to any Investor (addressed in such Investor’s name):

c/o Madison Dearborn Partners, LLC
Three First National Plaza
Suite 4600
70 West Madison Street
Chicago, Illinois 60602
Attention: Legal Department
Email: legal@mdcp.com
with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Attention: Richard J. Campbell, P.C. Adam T. Clifford
Email: richard.campbell@kirkland.com adam.clifford@kirkland.com

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022 United States
Attention: Sarkis Jebejian, P.C.
Email: sarkis.jebejian@kirkland.com

(b) If to the Company:

Benefytt Technologies, Inc.
3450 Buschwood Park Drive
Suite 200
Tampa, Florida 33618
Attention: Erik Helding
Email: heldinge@bfyt.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Michael J. Aiello Eoghan P. Keenan
Email: michael.aiello@weil.com eoghan.keenan@weil.com

14.

THIS LETTER AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OR CHOICE OF LAW PRINCIPLES THEREOF. Each of the parties hereto hereby irrevocably and unconditionally (A) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware in the event any of any dispute arising out of or

July 12,2020

related to this letter agreement or any of the transactions contemplated hereby, (B) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (C) agrees that it will not, and waives any right to, bring any Action relating to or arising out of this letter agreement or any of the transactions contemplated hereby in any court other than the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware, and (D) waives any objection that it may now or hereafter have to the venue of any such Action in the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware or that such Action was brought in an inconvenient forum and agrees not to plead or claim the same. Each party hereto hereby agrees that and consents to service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 13 shall be effective service of process for any Action in connection with this letter agreement or the transactions contemplated hereby.

15.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LETTER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS LETTER AGREEMENT. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE COMPANY (ON BEHALF ITSELF AND ITS SUBSIDIARIES) AND EACH OF THE OTHER PARTIES HERETO WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO ANY DEBT FINANCING OBTAINED BY THE ISSUER, PARENT OR ANY OF ITS SUBSIDIARIES IN CONNECTION WITH THE OFFER, THE MERGER OR THE PERFORMANCE THEREOF OR THE TRANSACTIONS CONTEMPLATED THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.

16.

This letter agreement may be executed in any number of counterparts (including by facsimile or by attachment to electronic mail in portable document format (PDF)), each such counterpart being deemed to be an original instrument, and all such counterparts, taken together, shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

* * * * * * *

If this letter agreement is agreeable to you, please so indicate by signing in the space indicated below.

Very truly yours,

MADISON DEARBORN CAPITAL PARTNERS VIII-A, L.P.

By: Madison Dearborn Partners VIII-A&C, L.P.
Its: General Partner

By: Madison Dearborn Partners, LLC
Its: General Partner

By: /s/ Vahe Dombalagian
Name: Vahe Dombalagian
Title: Managing Director

MADISON DEARBORN CAPITAL PARTNERS VIII-C, L.P.

By: Madison Dearborn Partners VIII-A&C, L.P.
Its: General Partner

By: Madison Dearborn Partners, LLC
Its: General Partner

By: /s/ Vahe Dombalagian
Name: Vahe Dombalagian
Title: Managing Director

MADISON DEARBORN CAPITAL PARTNERS VIII EXECUTIVE-A, L.P.

By: Madison Dearborn Partners VIII-A&C, L.P.
Its: General Partner

By: Madison Dearborn Partners, LLC
Its: General Partner

By: /s/ Vahe Dombalagian
Name: Vahe Dombalagian
Title: Managing Director

Accepted and agreed as of July 12, 2020

PARENT:

DAYLIGHT BETA PARENT CORP.

By:	/s/ Vahe Dombalagian
Name:	Vahe Dombalagian
Its:	Managing Director

Signature Page to Equity Commitment Letter